Exhibit 99.(a)(1)(f)

SYPRIS SOLUTIONS, INC.
OFFER TO EXCHANGE CERTAIN UNEXERCISED VESTED OPTIONS

NOTICE OF WITHDRAWAL

To Sypris Solutions, Inc.:

I previously signed, dated and returned an Election Form in which I elected to accept Sypris’ Offer to Exchange Certain Unexercised Vested Options dated March 31, 2008 (the “Offer”).  (Defined terms not explicitly defined herein shall have the same definitions as in the Offer.)

I now withdraw my previous Election Forms and reject the Offer, in its entirety. By rejecting the Offer I understand that I will not receive any New Shares or New Options, and that I will keep my Eligible Options instead. These options will continue to be governed by the equity plans under which these options were granted and the existing option agreements between Sypris and me.  I understand that I may change this election, and once again accept the Offer, only by delivering a new Election Form prior to the Expiration Date.

I have completed and signed the following exactly as my name appears on my original Election Form.

Optionee Signature	Employee ID or Social Security Number

Optionee Name (Please print)	E-mail Address Date and Time

THIS NOTICE OF WITHDRAWAL MUST BE RECEIVED BY SYPRIS BEFORE 5:00 PM EASTERN TIME ON MAY 12, 2008.   WE WILL CONFIRM RECEIPT VIA EMAIL WITHIN 3 BUSINESS DAYS.

INSTRUCTIONS TO THE NOTICE OF WITHDRAWAL

1. Delivery of Notice of Withdrawal.

This Notice of Withdrawal (properly completed and executed) must be RECEIVED by Sypris at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, via hand delivery, express courier, interoffice mail or facsimile at (502) 329-2036, on or before 5:00 p.m. Eastern Time on May 12, 2008.

You should not fill out this Notice of Withdrawal unless you wish to cancel all earlier Election Forms. For example, if you wish to change your election only with respect to one or two, but not all, of your Eligible Grants, then you should complete and deliver a new Election Form instead. After you have withdrawn your Election Forms using this Notice of Withdrawal, you still may change your mind and re-accept the Offer by delivering a new signed and dated Election Form to the Company at any time prior to the Expiration Date.

2. Other Information on This Notice of Withdrawal.    In addition to signing this Notice of Withdrawal, you must print your name and indicate the date and time at which you signed. You must also include your email address and your employee identification number or your social security number, as appropriate.

3. Requests for Assistance or Additional Copies.    Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Notice of Withdrawal, should be directed to Andrea Luescher at Sypris, 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, telephone number (502) 329-2029.